CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 31, 2016, relating to the financial statements and financial highlights of Iron Horse Fund, a series of Northern Lights Fund Trust, for the year ended March 31, 2016, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN FUND AUDIT SERVICES, LTD.

Cleveland, Ohio

July 28, 2016